EXHIBIT 99.1
DENBURY RESOURCES INC .
P R E S S    R E L E A S E
Denbury Signs Agreement to Purchase Additional Manufactured CO2
News Release
Released at 8:00 a.m. CDT
DALLAS — June 25, 2007— Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that is has entered into an agreement with Rentech Inc. (AMEX:RTK) to purchase all of the CO2 captured from a planned synthetic fuel plant to be built in Natchez, Mississippi, which is scheduled to commence operations in the next four to five years. Denbury is expected to purchase between 350 MMcf/d and 400 MMcf/d of captured CO2 from Rentech, a by-product of this proposed plant’s anticipated production of 25,000 Bbs/d of clean synthetic diesel fuel. The base purchase price of this CO2 is currently expected to be slightly higher than the base price of CO2 from the Company’s two other contracted synthetic sources (at today’s oil price), but the higher base price for CO2 from this plant is expected to be offset by a higher percentage of future potential carbon emissions credits generated by this sequestration process.
The Company has previously signed CO2 purchase contracts for two other planned gasification plants proposed by Faustina Hydrogen Products LLC, one expected to be built near Donaldsonville, Louisiana and another planned for construction near Beaumont, Louisiana. If all three plants are built, these synthetic sources will provide the Company with an aggregate of 750 MMcf/d to 850 MMcf/d of CO2 by 2012. The base price of CO2 from all of these synthetic sources is currently expected to be 1.5 to 2.0 times higher than the Company’s most recent all-in cost for its CO2 from natural sources (calculated based upon today’s oil prices and roughly equivalent pressures). These predicted synthetic CO2 prices are expected to be competitive with prices for CO2 from Denbury’s natural sources after adjusting for the Company’s share of carbon emissions credits using estimated current prices of CO2 carbon credit futures. The Company plans to connect these manufactured sources of CO2 to the Company’s natural source of CO2, which will allow the Company to allocate production as required between the two sources.
Gareth Roberts, CEO of Denbury, commented on the transaction, saying: “We plan to use the CO2 produced from this proposed plant to further expand our tertiary operations in the Gulf Coast area. By injecting this CO2, a by-product of the proposed plant, into mature oil fields, we not only help to protect the environment by reducing greenhouse gases, but also produce additional oil to help reduce our nation’s need for imported oil.”

This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties relating to proposed gasification plants and anticipated CO2 production levels therefrom as detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, engineering assumptions, anticipated legislation and assumptions regarding carbon credit futures market that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage onshore Louisiana, Alabama, in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas. The Company’s goal is to increases the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com